Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this registration statement of Rezolve AI Limited and Subsidiaries on Form F-1 of our report dated May 20, 2024, except for Notes 20.20, 13, and 14, as to which the date is June 11, 2023, except Note 17 as to which the date is January 10, 2025, with respect to our audits of the carve-out consolidated financial statements of Rezolve AI Limited and Subsidiaries as of December 31, 2023 and 2022 (Restated) and for the years ended December 31, 2023 and December 31 2022 (restated). Our report includes an explanatory paragraph as to the company’s ability to continue as a going concern and an emphasis-of-matter for the restatement of the 2022 Financial Statements. We also consent to the reference to our firm under the heading “Experts” in such registration statement.

/s/ Grassi & Co., CPAs, P.C.

Grassi & Co., CPAs, P.C. Jericho, New York

January 10, 2025